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                              MERK INVESTMENTS LLC

                                 Code of Ethics
                                    09/21/04

Purpose and Application

This Code Of Ethics supercedes all other Code of Ethics and is a codification of standards that is reasonably designed to deter wrongdoing and to promote:

     a. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and

     b. Full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by Merk Investments LLC (MILLC) and other public communications made and

     c.   Compliance with all applicable governmental rules and regulations; and

     d. The prompt internal reporting of code violations to an appropriate person or persons identified in this Code of Ethics; and

     e.   Accountability for adherence to the Code of Ethics; and

     f.   A culture of honesty and accountability.

This Code of Ethics shall apply to all "Access Persons" of MILLC as defined pursuant to SEC Rule 204A-1.

                               Ethical Principles

Fair Dealing

     1. Each Access Person shall act at all times in good faith, responsibly, with honesty and integrity, and with due care, competence and diligence without misrepresenting material facts or allowing such Access Persons independent judgment to be subordinated.

     2. No Access Person shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing, or any other unfair dealing.

     3. Each Access Person shall at all times proactively promote ethical behavior as a responsible partner among peers in the Access Persons work environment, and shall not tolerate any form of harassment, whether based on race, color, religion,

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          gender, national origin, age, disability, veteran status, pregnancy, or sexual orientation.

Conflicts of Interest

     4. Each Access Person shall avoid at all times actual or apparent conflicts of interest between Access Personal and professional relationships. A conflict of interest occurs when an individual's private interest is different from the interests of MILLC as a whole. Conflict situations include but are not limited to:

               . When an Access Person or a member of his or her family, will benefit personally from, or has a beneficial ownership in, something the director, officer, employee or outside consultant does or fails to do that is not in the best interests of MILLC.

               . When an Access Person takes actions or has interests that may make it difficult to perform his or her work for MILLC objectively and effectively; and

               . When an Access Person or a member of his or her family, receives personal benefits from someone other than MILLC as a result of his or her position in the company.

     5. No Access Person or any member of his or her immediate family shall at any time enter into employment positions, consulting arrangements, ownership interests, or other activity that may create an actual or apparent conflict of interest between his personal interests and either (a) the interests of MILLC, or (b) his ability to perform his duties and responsibilities for MILLC.

     6. No Access Person or member of his or her immediate family shall solicit or accept any personal benefit for any outside concern from which MILLC secures goods or services, which is a customer of MILLC, or which is a competitor of MILLC, or which is a regulatory agency having jurisdiction over MILLC, except only loans from financial institutions on the terms available generally and entertainment appropriate to the business relationship, extended in the ordinary course of business, and not intended to influence the actions of the Access Person of MILLC.

     7. No Access Person or any member of his or her immediate family shall enter into any contract with MILLC or any of its affiliates relating to buying, leasing or selling any property or any similar transaction.

     8. Each Access Person shall comply at all times with all conflict of interest policies adopted by MILLC from time to time.

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     9.   Each Access Person shall immediately disclose to the Chief Compliance
          Officer of MILLC any material transaction or relationship that reasonably could be expected to give rise to any conflict of interest, whether real or perceived.

Company Information and Confidentiality

     10. Any information disclosed by each Access Person in performance of his or her duties shall be full, fair, complete, accurate, objective, relevant, timely, understandable, and not misleading. Each Access Person shall share at all times all important and relevant knowledge
          (a) with Access Persons to whom such Access Person reports, and (b) as in appropriate with persons reporting to such Access Person.

     11. Each Access Person shall maintain at all times the confidentiality of information acquired in the course of his or her work except when authorized by MILLC or otherwise legally obligated to disclose. No confidential information acquired in the course of work shall be used by any Access Person for any personal advantage, whether real or perceived. All Access Persons shall comply with all confidentiality policies adopted by MILLC from time to time, including but not limited to the MILLC Confidentiality Agreement as may be amended or replaced from time to time, and with all confidentiality provisions in agreements to which they or MILLC are parties.

     12. Each Access Person shall document and report all business and financial transactions in accordance with MILLC internal control procedures. No Access Person shall create misleading records or falsify or improperly destroy MILLC records.

Compliance with Laws, Rules and Regulations (including Insider Trading Laws)

     13. All Access Persons of MILLC are required to provide a statement of their personal securities holdings immediately upon employment to the Chief Financial Officer and at least annually thereafter. Said statement of holdings should be current as of a date no more than 45 days prior to becoming an employee. In addition to the annual holdings statements all Access Persons are required to provide quarterly reports of all securities transactions no later than 30 days after the close of the calendar quarter.

     14. All Access Persons of MILLC shall request the Managers approval before investing in an initial public offering (IPO) or private placement.

     15. Each Access Person shall comply at all times with all rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies, including but not limited to regulations promulgated by the U.S. Defense Department and other U.S. Government Agencies ("Laws"). In the

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          event that the Access Person is ever unsure of any such laws, the
          Access Person shall consult the Chief Compliance Officer of MILLC prior to taking any action.

     16. Each Access Person and every member of his or her immediate family shall not at any time buy or sell any security of MILLC while aware of any material, non-public information relating to MILLC or the security. Each Access Person and all members or his or her immediate family shall refrain from any trading in any MILLC security during black out periods that may from time to time be imposed and shall comply with all MILLC policies and SEC requirements relating to the trading of MILLC securities during non-blackout periods. All Access Persons shall comply with all MILLC trading policies adopted by MILLC from time to time.

     17. All Access Persons shall cooperate fully with the individual(s) responsible for preparing reports filed with the United States Security and Exchange Commission ("SEC") and all other materials that are made available to the investing public to make sure those individual(s) are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in them.

Corporate Opportunities

     18. Access Persons owe a duty to MILLC to advance its legitimate interests when the opportunity to do so arises. No Access Person shall:

          . take for him or herself personally any opportunity of which he or she becomes aware, or to which he or she obtains access, through the use of corporate property, information or position;

          . make it possible for someone other than MILLC to take advantage of an opportunity in any of MILLC' areas of business of which the Access Person becomes aware in the course of his or her activities on behalf of MILLC, unless MILLC has expressly decided not to attempt to take advantage of the opportunity;

          . otherwise use corporate property, information, or position for Access Personal gain; or

          . compete with MILLC generally or with regard to specific transactions or opportunities.

Improper Use of Corporate Funds or Assets

     19. Each Access Person shall achieve at all times responsible use of and control over all assets and resources applied or entrusted to the Access Person.

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     20.  Each Access Person shall safeguard against theft, loss or misuse any and all property of MILLC in the custody or possession of such Access Person.

     21.  The following uses of corporate funds or assets are prohibited:

               . Direct or indirect payments, gifts, contributions or offers, or promises of anything of value in the nature of bribes, gratuities, payoffs or kickbacks to domestic or foreign governments, government agencies, business organizations or individuals, or any other effort to obtain favors, including but not limited to inducements to procure orders for the sales of MILLC' goods or services. The giving of lawful customer discounts and allowances in the ordinary course of business are not prohibited by this Code of Ethics provided such discounts and allowances are properly approved and documented.

               . Gifts or gratuities in excess of $100 per individual recipient are prohibited without the express consent of the Chief Compliance Officer.

               . Commissions, fees or similar payments which are not reasonably related in value to the services rendered or commissions, fees or similar payments made in exchange for the services rendered which are illegal, improper or in any manner inviolate this code.

               . Direct or indirect contributions of money, property or resources to the campaign of a candidate for office in the federal government or in any U.S. political party, other than is permitted by law. Since the laws of states and various foreign countries vary as to the legality of corporate political contributions, all requests for such contributions should be referred to Independent Counsel of MILLC. It is legal and appropriate for individual Access Persons to make political contributions with their personal funds and on their own behalf; however, such contributions shall not be reimbursed directly or indirectly by MILLC.

               . Use of assets, funds or resources of MILLC by Access Persons or members of their family, which is personal, or not in the furtherance of the business of MILLC, or payment by MILLC of Access Personal expenses of Access Persons or members of their family, without the express consent of one's immediate supervisor.

     22. The use of brokers, consultants, distributors, and agents to assist or counsel in the procurement of contracts and the payment of reasonable fees for their services are within the bounds of ordinary business practice and are not contrary to this Code of Ethics. However such brokers, consultants, distributors, and agents must perform a bona fide function and actually render bona fide services for MILLC. Such individuals are not to be directly or indirectly related to or subject to the

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          control of a customer, prospective customer, or it's managing agents or employees.

Compliance and Enforcement

     23. Each Access Person shall be held accountable to full compliance of this Code of Ethics. In the event that any Access Person is determined to have violated this Code of Ethics, such violation shall be reported to the Manager and that Access Person shall be subject to all disciplinary action available, including but not limited to immediate termination of employment by MILLC for cause and possible legal prosecution.

     24. Any Access Person, upon receipt of any information of a possible violation of this Code of Ethics, shall immediately report the same. Possible violations may be reported orally or in writing and may be reported anonymously. Failure to report a violation can lead to disciplinary action against the Access Person who failed to report the violation, which may be as severe as the disciplinary action against the Access Person who committed the violation.

     25. Normally, a possible violation of this Code of Ethics by an employee other than the Access Person should be reported to the Supervisor of the employee who commits the violation. That supervisor shall inform the Manager of such report. However, any employee may report and possible violation directly to the Manager.

     26. The identity of the Access Person who reports a possible violation of this Code of Ethics by another Access Person will be kept confidential, except to the extent the reporting Access Person consents to be identified. Or the identification of that reporting Access Person is required by law.

     27. MILLC shall not allow retaliation for reports of possible violations made in good faith.

     28. If doubt exists as to the scope or applicability of this Code of Ethics in any particular future instance, the matter shall be reviewed in advance with the Chief Compliance Officer. The Access Person making the request shall be advised what action, if any, is appropriate under the circumstances.

     29. Each Access Person of MILLC shall execute this Code of Ethics annually.

Change in or Waiver of the Code of Ethics

     30. Any waiver of any provisions of this Code of Ethics must be approved by the Chief Compliance Officer of MILLC.

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     31.  No waiver of any provision of this Code of Ethics with respect to an
          Access Person will be effective until that waiver has been reported to the individual responsible for the preparation and filing of MILLC' Form ADV, or any additional required reports, in sufficient detail.

     32. Any change in or amendment to this Code of Ethics must be approved jointly by the Manager and the Chief Compliance Officer and will be reported in filings with the SEC to the full extent required by the rules of the SEC and by any other regulatory agency.

Execution Certificate

In my role as an Access Person of MILLC, I certify to the management of MILLC that I adhere to and advocate the above principles and responsibilities governing my professional and ethical conduct.


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Access Person, signature & name
Date:
      ---------------------------

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Manager / MILLC
Date:
      ---------------------------

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Chief Compliance Officer / MILLC
Date:
      ---------------------------

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